EXHIBIT 99

FOR IMMEDIATE RELEASE

RETRACTABLE TECHNOLOGIES, INC. ANNOUNCES THIRD QUARTER
RESULTS, RECORD SALES IN ALTERNATE CARE

LITTLE ELM, Texas, November 19, 2002— Retractable Technologies, Inc. (AMEX: RVP) (“Retractable”) a leading maker of safety needle devices, today reported a 4.9 percent increase and 3.2 percent decrease in sales revenue for the nine months and three months respectively ended September 30, 2002.

Comparison of Three Months Ended
September 30, 2002, and September 30, 2001

Net sales were $4,399,356 and $4,542,481 for the three months ended September 30, 2002 and 2001, respectively. The decrease of $143,125 was due to a decrease in sales of 5cc and 10cc syringes offset by an increase in sales of 3cc syringes. Unit sales to Abbott Laboratories (NYSE:ABT) (“Abbott”) declined 26.1 percent. However, Abbott’s tracking data reports their sales of VanishPoint® products to end users increased over the same period last year. Unit sales to other distributors increased 28.0 percent, resulting in record unit sales in the alternate care market for the quarter.

Cost of sales decreased from $4,413,057 in 2001 to $3,778,294 in 2002, a reduction of $634,763 or 14.4 percent.

Gross profit increased from $129,424 in 2001 to $621,062 in 2002, an increase of $491,638.

SG&A and R&D decreased $41,591 due to a decrease in sales and marketing expense and research and development costs offset by an increase in general and administrative costs.

Net interest expense decreased $51,218 principally due to lower loan balances.

Net loss per share decreased from $0.16 per share in 2001 to $0.11 per share in 2002 due principally to the reduced net loss for the three months ended September 30, 2002. The effect of the write-off of the IPO costs in 2001 was $0.03 per share.

Comparison of Nine Months Ended
September 30, 2002, and September 30, 2001

Net sales were $13,383,353 and $12,762,425 for the nine months ended September 30, 2002, and 2001, respectively. The increase of $620,928 was due to an increase in sales of 1cc and 3cc syringes. This increase was reduced by lower sales revenues of the 5cc, 10cc and blood collection tube holders. Unit sales to Abbott declined 21.4 percent. However, Abbott’s tracking data reports their sales to end users increased over the same period last year. Unit sales to other distributors increased 37.9 percent, resulting in record unit sales in the alternate care market for the nine months ended September 30, 2002.

Cost of sales decreased from $10,414,905 in 2001 to $10,308,412 in 2002, a decrease of $106,493 or 1.0 percent.

The Company recorded an expense of $481,637 in the second quarter of 2002 related to a recall and recovery of certain lots of its blood collection tube holders.

Gross profit increased from $2,347,520 in 2001 to $2,593,304 in 2002, an increase of $245,784.

SG&A and R&D decreased $1,057,600 due primarily to a decrease in sales and marketing expense and secondarily as a result of a decrease in research and development costs. General and administrative costs were flat.

Debt conversion expense consists of $1,821,246 for Series V Stock issued in excess of the original conversion term of the real estate note and working capital loan, $440,000 for stock options issued in connection with the conversion, and $57,827 of unamortized debt expenses.

Net interest expense increased $42,970.

Preferred stock dividend requirements were $1,594,910 for 2002 compared to $1,541,411 in 2001, an increase of $53,499.

Net loss per share increased from $0.38 per share in 2001 to $0.39 per share in 2002. Approximately one-third of the loss per share in 2002 is due principally to the $0.11 per share of debt conversion expenses and $0.02 per share of product recall and recovery expense. The effect of the write-off of the IPO costs in 2001 was $0.03 per share.

Sales of preferred stock resulted in net proceeds to the Company of $2.226 million.

Important noncash transactions include the forgiveness of $1.5 million of royalties by Thomas J. Shaw and his wife, Suzanne M. August; conversion of $1.550 million of accounts payable into Series V Stock; and the conversion of $3.679 million of debt to Series V Stock.

For a more detailed analysis, please refer to Management’s Discussion and Analysis and Condensed Financial Statements in Retractable’s 10-QSB.

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device. VanishPoint® safety needle devices are distributed to the acute care hospital market by Abbott and to the alternate care market by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views with respect to future events. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, the Company cannot assure you that such expectations will occur. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand, the Company’s ability to quickly increase its production capacity in the event of a dramatic increase in demand, the Company’s ability to access the market, the Company’s ability to continue to finance research and development as well as operations and expansion of production through equity and debt financing, as well as sales, the increased interest of larger market players in providing safety needle devices and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

RETRACTABLE TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS

	September 30, 2002	December 31, 2001
	(unaudited)
ASSETS
Cash and cash equivalents	$926,490	$1,220,244
Preferred stock subscriptions receivable	2,100,000	—
Other current assets	5,709,806	5,049,365

Total current assets	8,736,296	6,269,609

Fixed assets and intangibles	11,602,185	12,270,842

Total assets	$20,338,481	$18,540,451

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Current portion of long-term debt	949,850	686,402
Other current liabilities	6,651,131	8,112,374

Total current liabilities	7,600,981	8,798,776

Long-term debt, net of current maturities	5,336,607	9,579,053

Stockholders’ equity
Preferred Stock $1 par value	4,826,866	3,018,645
Series V, Class B—Stock subscriptions	2,100,000	—
Additional paid-in capital	47,341,179	37,671,513
Accumulated deficit	(46,867,152)	(40,527,536)

Total stockholders’ equity	7,400,893	162,622

Total liabilities and stockholders’ equity	$20,338,481	$18,540,451

RETRACTABLE TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months ended September 30, 2002	Three Months ended September 30, 2001	Nine Months ended September 30, 2002	Nine Months ended September 30, 2001
Sales, net	$4,399,356	$4,542,481	$13,383,353	$12,762,425
Cost of sales	3,778,294	4,413,057	10,308,412	10,414,905
Product recall and recovery	—	—	481,637	—

Gross profit	621,062	129,424	2,593,304	2,347,520

SG&A and R&D expenses	2,128,976	2,170,567	6,225,871	7,283,471
Deferred IPO expenses	—	540,273	—	540,273
Debt conversion expense	—	—	2,319,073	—

Total operating expenses	2,128,976	2,710,840	8,544,944	7,823,744

Loss from operations	(1,507,914)	(2,581,416)	(5,951,640)	(5,476,224)

Net interest expense	(90,997)	(142,215)	(387,976)	(345,006)

Net loss	(1,598,911)	(2,723,631)	(6,339,616)	(5,821,230)
Preferred Stock dividend requirements	(617,747)	(494,445)	(1,594,910)	(1,541,411)

Net loss applicable to common shareholders	$(2,216,658)	$(3,218,076)	$(7,934,526)	$(7,362,641)

Net loss per share (basic and diluted)	$(0.11)	$(0.16)	$(0.39)	$(0.38)

Weighted average common shares outstanding	20,311,017	19,975,350	20,294,572	19,621,642

Investor Contact: Douglas W. Cowan	Media Contact: Phillip L. Zweig
Chief Financial Officer	Communications Director
(888) 806-2626 or (972) 294-1010	(212) 490-0811 or (214) 912-7415 (cell)
rtifinancial@vanishpoint.com	plzweig@aol.com